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Exhibit 5.1

October 14, 2020

GS Finance Corp.

c/o The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

Ladies and Gentlemen:

GS Finance Corp., a Delaware corporation (the “Company”), and The Goldman Sachs Group, Inc., a Delaware corporation (the “Guarantor”), filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2020 a registration statement on Form S-3 (File No. 333-239610) (as amended through the date hereof, the “Registration Statement”) registering under the Securities Act of 1933 (the “Act”), among other securities, an unspecified principal amount of the Company’s warrants which include the Company’s warrants titled “Warrants, Series G” (the “Warrants”) and the Guarantor’s guarantees thereof (the “Guarantees”). The Warrants and the related Guarantees are to be issued from time to time under an indenture, dated as of October 10, 2008 (as it has been and may be further amended or supplemented from time to time, the “Indenture”), among the Company, as issuer, the Guarantor, as guarantor, and The Bank of New York Mellon, as trustee, in each case with such terms as are to be determined at the time of issue pursuant to the Indenture. We act as counsel to each of you in connection with certain issuances of the Warrants and the related Guarantees.

We have examined such corporate records, certificates and other documents relating to the Warrants and the related Guarantees covered by the Registration Statement and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, we advise you that, in our opinion:

(a) when the specific terms of a particular issuance of Warrants have been duly authorized and established in accordance with the Indenture and such Warrants have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other distribution agreement against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their

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terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above; and

(b) when the specific terms of a particular issuance of Warrants have been duly authorized and established in accordance with the Indenture, such Warrants have been duly executed and issued in accordance with the Indenture and such Warrants have been duly authenticated and delivered in accordance with the Indenture and the applicable underwriting or other distribution agreement against payment therefor, the Guarantee with respect to such Warrants will constitute a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Warrant, (i) the Board of Directors of the Company, a duly authorized committee thereof or a duly authorized officer of the Company shall have duly established the terms of such Warrant and duly authorized the issuance and sale of such Warrant and such authorization shall not have been modified or rescinded; (ii) the Board of Directors of the Guarantor, a duly authorized committee thereof or a duly authorized officer of the Guarantor shall have duly established the terms of such Guarantee and duly authorized the issuance and sale of such Guarantee and such authorization shall not have been modified or rescinded; (iii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iv) the Guarantor shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (v) the effectiveness of the Registration Statement shall not have been terminated or rescinded; and (vi) the Indenture, such Warrants and such Guarantee have been duly authorized, executed and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Company and the Guarantor). We have also assumed that none of the terms of any Warrant or any Guarantee to be established subsequent to the date hereof, nor the issuance and delivery of such Warrant, nor the compliance by the Company with the terms of such Warrant or the compliance by the Guarantor with the terms of such Guarantee, will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantor, as applicable, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor.

We note that, as of the date of this opinion, a judgment for money in an action based on a Warrant or related Guarantee denominated in a foreign currency or currency unit in a Federal or

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state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Warrant or related Guarantee is denominated into United States dollars will depend on various factors, including which court renders the judgment.

The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any other date.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed, without independent verification, that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Guarantor with the Commission on the date hereof and its incorporation by reference into the Registration Statement. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Warrants and related Guarantee or Guarantees is prepared and filed by the Company and the Guarantor with the Commission on a future date and the prospectus supplement or pricing supplement contains our opinion and a reference to us substantially in the form set forth below, this consent shall apply to our opinion and the reference to us in substantially such form:

“In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the warrants offered by this [prospectus supplement][pricing supplement] have been executed and issued by GS Finance Corp., such warrants have been authenticated by the trustee pursuant to the indenture, and such warrants have been delivered against payment as contemplated herein, (a) such warrants will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such warrants will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness

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and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 14, 2020, which has been filed as an exhibit to a Current Report on Form 8-K, dated October 14, 2020, filed by the Guarantor on October 14, 2020. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of warrants and guarantees denominated in a foreign currency or currency unit.]”

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sidley Austin LLP